UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

BIGCOMMERCE HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

11305 Four Points Drive, Building II, Third Floor

Austin, Texas 78726

LETTER TO STOCKHOLDERS

April 1, 2022

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of BigCommerce Holdings, Inc. on May 17, 2022, at 8:00 a.m. Central Time. The annual meeting will be a completely “virtual” meeting. You will be able to attend the annual meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.virtualshareholdermeeting.com/BIGC2022 and entering the company number and control number included on your proxy card or in the instructions that accompany your proxy materials.

Details regarding admission to the annual meeting and the business to be conducted at the annual meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the annual meeting, your vote is important and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card. If you attend the annual meeting you will have the right to revoke the proxy and vote your shares virtually at the meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

Sincerely yours,

BRENT BELLM

CHAIRMAN, CHIEF EXECUTIVE OFFICER

AND PRESIDENT

BIGCOMMERCE HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2022

When	Tuesday,May 17, 2022 at 8:00 a.m. CDT		How to Vote in Advance

Where	Virtually at www.virtualshareholdermeeting.com/BIGC2022	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

Proposal 1	Election of two nominees named in the proxy statement to serve on the Board of Directors. The Board of Directors recommends a vote “FOR” each nominee.	By Internet	You can vote your shares online at www.proxyvote.com

Proposal 2	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2022. The Board of Directors recommends a vote “FOR”.	By Phone	You can vote your shares by calling 1-800-690-6903

Proposal 3	Advisory vote on the frequency of future advisory votes on executive compensation. The Board of Directors recommends a vote “ONE YEAR” for the frequency of future advisory votes on the compensation of our named executive officers.

Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders.		Your vote is important. Please vote as soon as possible by one of the methods shown above. Be sure to have your proxy card, voting instruction form or Notice of Internet Availability in hand and follow the below instructions:

Who Can Vote	Only owners of record of the Company’s issued and outstanding common stock as of the close of business on March 18, 2022. Each share of common stock is entitled to one vote.	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2022
Date of Mailing	We intend to mail a Notice of Internet Availability of Proxy Materials on or about April 1, 2022.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Internet Availability Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at www.virtualshareholderemeeting.com/BIGC2022 during the Annual Meeting.

BIGCOMMERCE HOLDINGS, INC.

BY ORDER OF THE BOARD OF DIRECTORS

BRENT BELLM

CHAIRMAN, CHIEF EXECUTIVE OFFICER AND

PRESIDENT

Austin, Texas

Dated: April 1, 2022

BIGCOMMERCE HOLDINGS, INC.

11305 Four Points Drive, Building II, Third Floor

Austin, Texas 78726

PROXY STATEMENT SUMMARY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of BigCommerce Holdings, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. This Proxy Statement and related materials are first being mailed to stockholders on or about April 1, 2022. References in this Proxy Statement to “we,” “us,” “our,” or the “Company” refer to BigCommerce Holdings, Inc. and its consolidated subsidiaries, and references to the “Annual Meeting” are to the 2022 annual meeting of stockholders. When we refer to the Company’s fiscal year, we mean the annual period ended on December 31, 2021. This proxy statement covers our 2021 fiscal year, which was from January 1, 2021 through December 31, 2021, or fiscal 2021. Certain information contained in this Proxy Statement is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed by the Company with the U.S. Securities and Exchange Commission, or SEC, on March 1, 2022.

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Our Annual Meeting

Date and Time	May 17, 2022 at 8:00 a.m. CDT	Place	Virtually at www.virtualshareholdermeeting.com/BIGC2022

Record Date	March 18, 2022	Who Can Vote	Only owners of record of the Company’s issued and outstanding Common Stock as of the close of business on March 18, 2022. Each share of Common Stock is entitled to one vote.

Number of Shares Outstanding as of Record Date	72,621,128 shares of the Company’s Series 1 common stock, par value $0.0001 per share (the “Common Stock”)

At the Annual Meeting, the stockholders of the Company will be asked to vote on the three proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting, you should vote by using one of the methods described in these proxy materials. You may vote your shares at the Annual Meeting by voting via the Internet or by telephone as described in these proxy materials or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

Item	Proposals	Board Vote Recommendations		Page #
1	Election of two directors.	✓	FOR each director nominee	5

2	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2022.	✓	FOR	15

3	Advisory vote on the frequency of future advisory votes on executive compensation	✓	ONE YEAR	20

Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board of Directors.

The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.

Election of Two Directors	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” EACH DIRECTOR NOMINEE

				Committee Membership
Name	Age	Director Since	Primary Occupation	Board of Directors	Audit Committee	Nominating and Corporate Governance	Compensation
Steven Murray	53	2018	Managing Partner, Revolution Growth	✓	✓
John T. McDonald	58	2019	Chairman and CEO, Upland Software	✓			✓

Ratification of Appointment of Independent Registered Public Accounting Firm	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation		OUR BOARD RECOMMENDS YOU VOTE FOR “ONE YEAR”

Quorum Requirements

In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the shares of the Common Stock entitled to vote at the Annual Meeting must be present at the meeting or represented by proxy. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Required Vote

Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the two director nominees. Each share of our Common Stock outstanding on the record date is entitled to one vote on each other matter. For the election of directors, the nominees to serve as directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election. You may vote “For All,” “Withhold All,” or “For All Except,” with respect to the director nominees. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on the election of directors. With respect to Proposals 2 and 3, approval of each proposal requires the affirmative vote of a majority in voting power of the shares in attendance at the meeting or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against each of Proposals 2 and 3.

For Proposal 3, the advisory vote on the frequency of future advisory votes on executive compensation, if no frequency option receives the affirmative vote of a majority in voting power of the shares in attendance at the meeting or represented by proxy and entitled to vote on the matter, the Board and Compensation Committee will consider the option that receives the most votes as the option selected by stockholders. Because your vote is advisory, it will not be binding on the Company, our Board or our Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the frequency of the advisory vote on the compensation of our named executive officers.

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine” by stock exchange rules and regulations. Proposal 2 regarding ratification of the appointment of our independent auditors is a routine matter. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of common stock on Proposal 2. Accordingly, we do not expect there to be any broker non-votes for Proposal 2. However, if your shares are held in an account at a bank or brokerage firm, that bank or brokerage will not be permitted to vote your shares of common stock with respect to Proposal 1 or Proposal 3, unless you provide instructions as to how your shares should be voted. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual Annual Meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Broker non-votes, if any, will have no effect on each of Proposals 1, 2 and 3.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders an Internet Availability Notice regarding the Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by going to www.proxyvote.com and following the instructions or calling 1-800-579-1639. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates or changes such election.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 have each been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Loss of Emerging Growth Company Status

Prior to January 1, 2022, we were an “emerging growth company” under applicable federal securities laws and therefore were permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we previously provided scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we were not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.

As of January 1, 2022, we no longer qualified as an emerging growth company and, as a result, are required to conduct a say-on-frequency vote at this Annual Meeting.

PROPOSAL 1: ELECTION OF TWO DIRECTORS

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE CLASS II DIRECTOR NOMINEES LISTED BELOW.

General

Our Seventh Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides for a classified board of directors consisting of three classes of directors, with each class serving staggered three-year terms and a nearly equal number of board members in each class, as determined by our Board. As a result, a portion of our Board of Directors will be elected each year. Our Board of Directors has nominated Messrs. Steven Murray and John T. McDonald as Class II directors with a term that would expire at the 2025 annual meeting of stockholders. Messrs. Brent Bellm, Lawrence Bohn and Jeff Richards have been designated Class I directors, and their term expires at the 2024 annual meeting of stockholders. Mr. Donald E. Clarke and Ms. Ellen F. Siminoff have been designated Class III directors, and their term expires at the 2023 annual meeting of stockholders.

On the recommendation of the nominating and corporate governance committee of our Board of Directors, our Board of Directors, including its independent directors, selected and approved Messrs. Steven Murray and John T. McDonald as nominees for election as Class II directors, the class being elected at the Annual Meeting, each to serve for a term of three years, expiring at the 2025 annual meeting of the stockholders or until his successor is duly appointed or elected and qualified or until his earlier death, resignation or removal. We are not aware of any arrangements or understandings between the director nominees and any other person pursuant to which such persons were selected as a director nominee.

Messrs. Steven Murray and John T. McDonald currently serve as members of our Board of Directors and have agreed to serve if elected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. The proxy cannot be voted for a greater number of persons than three.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the election of the Class II director nominees, Steven Murray and John T. McDonald. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of all the Class II director nominees.

Directors and Nominees

The following table and biographical information sets forth certain information about Messrs. Steven Murray and John T. McDonald as well as the continuing directors. Such information is current as of April 1, 2022. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business. There is no family relationship between any of our executive officers, directors, or director nominees.

Name	Age	Position	Director Since
Brent Bellm	50	Chairman, Chief Executive Officer and President	2015
Lawrence Bohn	70	Director	2011
Donald E. Clarke	62	Director	2016
John T. McDonald	58	Director	2019
Steven Murray	53	Director	2018
Jeff Richards	50	Director	2016
Ellen F. Siminoff	54	Director	2020

Class I Directors

Brent Bellm has served as our president, chief executive officer, and the chairman of our board of directors since June 2015. Prior to joining our company as our chief executive officer, Mr. Bellm was the president and chief operating officer of HomeAway Inc., a vacation rental online marketplace, from July 2010 to June 2015. Previously, Mr. Bellm served in various capacities at PayPal Holdings, Inc. from December 2002 to July 2010, most recently as vice president of global product, and at eBay, Inc. as director of corporate strategy from April 2001 to December 2002. Mr. Bellm worked with McKinsey & Company from September 1993 to January 2000. Mr. Bellm holds a B.A. in International Relations and Economics from Stanford University and an M.B.A. from Harvard Business School. We believe Mr. Bellm is qualified to serve as a member of our board of directors due to his perspective as our president and chief executive officer.

Lawrence Bohn has been a member of our board of directors since July 2011. Mr. Bohn has served as a managing director of General Catalyst Partners, a venture capital firm, since April 2003. Prior to joining General Catalyst, Mr. Bohn served as the president, chief executive officer and chairman of the board of directors of NetGenesis Corp. and president of PC Docs, Inc. Mr. Bohn served on the boards of directors of HubSpot, Inc. and Demandware, Inc. from 2007 until October 2017 and 2004 until January 2016, respectively. He also currently serves on the board of directors of several privately-held companies. Mr. Bohn holds a B.A. in English from the University of Massachusetts, Amherst, and an M.A. in Linguistics from Clark University. We believe Mr. Bohn is qualified to serve as a member of our board of directors because of his executive leadership experience and extensive experience in the fields of cloud computing and SaaS.

Jeff Richards has been a member of our board of directors since May 2016. Mr. Richards has served as a managing partner at GGV Capital, a California-based venture capital firm, since 2010, after joining the firm in 2008. Prior to joining GGV Capital, Mr. Richards founded two technology companies: R4 Global Solutions, Inc., which was acquired by Verisign, Inc. in 2005, and QuantumShift Communications, Inc. Mr. Richards served as vice president of digital content services at Verisign, Inc. from May 2005 to May 2008. Previously, Mr. Richards was a management consultant with PricewaterhouseCoopers LLP from April 1995 to October 1997. He currently sits on the boards of directors of multiple private software and technology companies. Mr. Richards holds a B.A. in Government from Dartmouth College. We believe Mr. Richards is qualified to serve as a member of our board of directors due to his extensive experience with global technology companies.

Nominees for Election to the Board of Directors (Class II Directors)

Steven Murray has been a member of our board of directors since June 2018. Since January 2016, Mr. Murray has served as a partner at Revolution Growth, a venture capital firm. From April 1996 to January 2016, Mr. Murray worked at SoftBank Capital in various capacities, most recently as a partner. Previously, Mr. Murray worked for Deloitte & Touche LLP, from 1989 to 1996. Mr. Murray serves on the boards of directors for a number of public and private companies, including DraftKings, Inc. since August 2016, Interactions Corporation since June 2013, and Tala since March 2018. Mr. Murray holds a B.S. in Accounting from Boston College. We believe Mr. Murray is qualified to serve as a member of our board of directors due to his extensive experience with technology companies including his experience as a member of public company boards of directors.

John T. McDonald has been a member of our board of directors since August 2019. Since July 2010, Mr. McDonald has served as the chief executive officer and chairman of the board of directors of Upland Software Inc., a cloud-based software developer. Prior to founding Upland in 2010, Mr. McDonald was chief executive officer of Perficient, Inc. from 1999 to 2009, and chairman from 2001 to 2010. Mr. McDonald was an associate with Skadden, Arps, Slate, Meagher & Flom LLP in New York from 1987 to 1993. Mr. McDonald served as chairman of the Greater Austin Chamber of Commerce and as a member of the board of directors of several private companies and nonprofit organizations. Mr. McDonald holds a B.A. in Economics from Fordham University and a J.D. from Fordham Law School. We believe Mr. McDonald is qualified to serve as a member of our board of directors because of his experience and his background in the technology industry, including serving as chairman and chief executive officer of two publicly traded technology companies.

Class III Directors

Donald E. Clarke has been a member of our board of directors since December 2016. From January 2014 to December 2021, Mr. Clarke served as the chief financial officer for Plex Systems, Inc., a cloud technology company, and also held the position of its interim chief executive officer from October 2017 through November 2018. Previously, he served as the chief financial officer for Eloqua, Inc. from March 2008 to March 2013. Prior to working at Eloqua, Mr. Clarke served as chief financial officer for Cloakware, Inc. from August 2006 to February 2008 and for Visual Networks, Inc. from July 2004 to March 2006. Mr. Clarke has served as a member of the board of directors of Alarm.com Holdings, Inc. since May 2014. He is a member of the American Institute of Certified Public Accountants and holds a B.S. in Accounting from Virginia Polytechnic Institute and State University. We believe Mr. Clarke is qualified to serve as a member of our board of directors because of his experience in operations, strategy, accounting, and financial management at both publicly and privately held companies.

Ellen F. Siminoff has been a member of our board of directors since February 2020. Ms. Siminoff has served on the board of Zynga, Inc., the world’s leading provider of social games, since June 2012, the board of Discovery Education, a provider of digital curriculum resources and professional learning for K-12 classrooms, since August 2019, and the board of Verifone, a leader in payment processing and services, since February 2021. Ms. Siminoff served as a member of the Advisory Council of the Stanford Graduate School of Business and serves on the president’s Advisory Council at Princeton University. Ms. Siminoff previously served as the chief executive officer of Shmoop University, Inc., an educational publishing company, from March 2007 to February 2019 and continues to serve on the board. Among other boards, she served on the board of directors for SolarWinds Inc., a provider of downloadable, enterprise-class network management software from June 2008 to February 2016. She also served as a founding executive at Yahoo! from February 1996 to February 2002. Ms. Siminoff holds an A.B. degree in Economics from Princeton University and an M.B.A. from the Stanford Graduate School of Business. We believe Ms. Siminoff is qualified to serve as a member of our board of directors because of her experience as a long-tenured media and technology executive and board member.

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board of Directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for shareholders and to oversee the management of the Company’s business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.

Affirmative Determinations Regarding Director and Nominee Independence

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committee be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board of Directors has determined that each of Lawrence Bohn, Donald E. Clarke, John T. McDonald, Steven Murray, Jeff Richards, and Ellen F. Siminoff, representing six of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” as that term is defined under the rules of Nasdaq. In making this determination, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director and the relationship of certain non-employee directors with certain of our significant stockholders.

Each member of our Board of Directors serving on our audit, compensation and nominating and corporate governance committees is “independent” within the meaning of the applicable rules of Nasdaq and, as applicable, the Exchange Act.

Background and experience of directors

Our nominating and corporate governance committee is responsible for reviewing with our Board of Directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Role of the Board in risk oversight

Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board of Directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters, financial reporting, and privacy and cybersecurity. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks through discussions from committee members. We believe that our Board’s leadership structure supports effective risk management because it allows independent directors at the board level and on our committees to exercise oversight over management.

Our Board of Directors and audit committee jointly oversee our security organization, which is charged with mitigating the data privacy and cybersecurity risks that we face as a software-as-a-service platform, and recognize that data protection forms an important part of our risk management. The Board of Directors receive annual updates from senior management and the Company’s subject matter experts in these areas to assess these risks. The Company takes a risk-based approach to security, and we maintain an information security management system in accordance with industry standards, including our annual ISO 27001 Certification. Our security organization regularly evaluates our product offerings, agreements, policies, investments, training, and staffing levels to enhance privacy compliance and cybersecurity and provides briefings to the Board of Directors and audit committee on these matters as necessary.

Board Leadership Structure

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. The Board of Directors has determined that having the Company’s current Chief Executive Officer serve as Chairman is the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry and serves to foster greater communication between the Company’s management and the Board of Directors.

Lead Independent Director

As part of our continued efforts to ensure a strong, independent and active Board of Directors, we have designated a Lead Independent Director, who serves as the principal liaison between independent directors and the Chairperson and senior management, as well as the lead approver of all agendas, meetings and related information. We believe this role is integral to providing effective oversight of management and strong leadership of the independent directors. Mr. Murray currently serves as our lead independent director.

Attendance at Meetings

During the year ended December 31, 2021, our Board of Directors met seven times. Each member of the Board of Directors attended at least 75 percent of the meetings of our Board of Directors and the meetings of any of our board committees on which each member of the Board of Directors served that were held during the term of each such director. Our Board of Directors and each of the board committees also acted by way of various unanimous written consents during the year ended December 31, 2021. In addition, the compensation committee, the audit committee and the Board of Directors met, at times, without management present in executive session.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. In 2021, all members of our Board of Directors attended our Annual Meeting of Stockholders, and we anticipate that at least a majority of our Board of Directors will attend the Annual Meeting in 2022.

Board Committees

Our Board of Directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

The current composition of each board committee is set forth below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
Brent Bellm*
Lawrence Bohn	C		✓
Donald E. Clarke		C
John T. McDonald	✓
Steven Murray		✓
Jeff Richards		✓	✓
Ellen F. Siminoff	✓		C

✓	Member
C	Chairperson
*	Chairman of the Board

Audit committee

Our audit committee consists of Donald E. Clarke, Steven Murray, and Jeff Richards, each of whom our Board of Directors has determined satisfies the independence requirements for audit committee members under the listing standards of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of our audit committee meets the financial literacy requirements under the rules and regulations of Nasdaq and the SEC. The chair of our audit committee is Mr. Clarke, who our Board of Directors has determined is an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K. Our audit committee held six meetings in 2021.

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the Board of Directors in evaluating the qualifications, performance, and independence of our independent auditors;

•	assisting the Board of Directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the Board of Directors in monitoring our compliance with legal and regulatory requirements;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting processes;

•	assisting the Board of Directors in monitoring the performance of our internal audit function;

•	monitoring the performance of our internal audit function;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Our audit committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available on the investor relations section of our website at www.bigcommerce.com.

Compensation committee

Our compensation committee consists of John T. McDonald, Ellen F. Siminoff, and Lawrence Bohn, with Mr. Bohn serving as chair. Our Board of Directors has determined that each of the compensation committee members is a non-employee member of our Board of Directors as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Code. The composition of our compensation committee meets the requirements for independence under the current listing standards of Nasdaq and current SEC rules and regulations. Decisions regarding the compensation of our executive officers have historically been made by the compensation committee. Our compensation committee held four meetings in 2021.

The compensation committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving our chief executive officer’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure when required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available on the investor relations section of our website at www.bigcommerce.com.

Nominating and corporate governance committee

Our nominating and corporate governance committee consists of Ellen F. Siminoff, Jeff Richards, and Lawrence Bohn, with Ms. Siminoff serving as chair. The composition of our nominating and governance committee meets the requirements for independence under the current listing standards of Nasdaq and current SEC rules and regulations. Our nominating and corporate governance committee held three meetings in 2021.

The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors;

•	overseeing the evaluation of the Board of Directors and management;

•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of our Board of Directors.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq and is available on the investor relations section of our website at www.bigcommerce.com.

Compensation committee interlocks and insider participation

No member of our compensation committee is or has been a former or current executive officer or employee of the Company. During 2021, no member of our compensation committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Board Diversity Matrix

The table below provides certain information regarding the composition of our Board. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f) and related instructions.

Board Diversity Matrix (As of April 1, 2022)

Total Number of Directors	7

	Female	Male	Non-Binary	Did Not Disclose Gender

Part 1: Gender Identity

Directors	1	6	0	0

Part II: Demographic Background

African American or Black	0	0	0	0

Alaskan Native of Native American	0	0	0	0

Asian	0	0	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	1	6	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	0

The Company’s Director Nomination Process

As indicated above, our nominating and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our nominating and corporate governance committee charter, these criteria include the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Our nominating and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our nominating and corporate governance committee charter requires that the committee consider each candidate’s qualities and skills and our nominating and corporate governance committee considers each candidate’s background, diversity, ability, judgment, skills and experience in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations; finance; strategic planning; laws and regulations; government relations; and relevant industries, especially the ecommerce space. These considerations help ensure that the Board of Directors as a whole has the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nominating and corporate governance committee reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. The nominating and corporate governance committee considers all of the criteria described above, including the candidate’s diversity, in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

The nominating and corporate governance committee will consider nominees for the Board of Directors who are recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company’s next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, nominating and corporate governance committee, c/o Secretary of the Company, Jeff Mengoli, BigCommerce Holdings, Inc., 11305 Four Points Drive, Building II, Third Floor, Austin, Texas 78726, by the deadline for stockholder proposals set forth in the Company’s last proxy statement, specifying the information required by the nominating and corporate governance committee charter. All such recommendations will be brought to the attention of the nominating and corporate governance committee, and the nominating and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

General Nomination Right of All Stockholders. Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws (our “Bylaws”). In order for a stockholder’s director nomination to be timely, the stockholder must deliver written notice to our secretary not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not within 30 days of such anniversary date, notice by the stockholder must be so received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 3.16 of our Bylaws.

Director Compensation

The information contained in “Executive Compensation—Director Compensation” is incorporated herein by reference.

Shareholder Engagement

Management and directors engage with our stockholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition and business strategy. Our engagement activities and meaningful exchanges to which we have been exposed provide us with a valuable understanding of our shareholders’ perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our shareholders.

We encourage you to visit the Corporate Governance area of the “Investor Relations” section of our website (https://investors.bigcommerce.com/corporate-governance/governance-overview) where you will find detailed information about our corporate governance practices and policies, including our nominating and corporate governance committee charter.

Communications with Directors

Stockholders who would like to send communications to our Board of Directors, any board committee or to any individual director may do so by submitting such communications to Jeff Mengoli, c/o BigCommerce Holdings, Inc., 11305 Four Points Drive, Building II, Third Floor, Austin, Texas 78726. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Mr. Mengoli will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by Mr. Mengoli to ensure appropriate and careful review of the matter.

Code of Ethics and Conduct

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at https://investors.bigcommerce.com/corporate-governance/governance-overview.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. Our audit committee has selected Ernst & Young LLP, or Ernst & Young, to serve as our independent registered public accounting firm to audit the consolidated financial statements of BigCommerce Holdings, Inc. for the fiscal year ending December 31, 2022. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ending December 31, 2022. The affirmative vote of a majority of the Common Stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of EY.

Stockholders are not required to ratify the appointment of EY as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain EY. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of EY will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Ernst & Young has served as our auditor since 2012. A representative of Ernst & Young is expected to be present virtually at the annual meeting to respond to appropriate questions and make a statement if he or she so desires.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed by Ernst & Young for the fiscal years ended December 31, 2021 and December 31, 2020:

	2021	2020
Audit Fees(1)	$2,115,000	$1,245,000
Audit Related Fees	—	—
Tax Fees(2)	113,685	4,743
All Other Fees	—	—

Total	$2,228,685	$1,249,743

(1)

Audit Fees for 2021 consisted of fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; review of comfort letters, consents, and assistance with and review of other documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).
(2)	Tax fees for 2021 include fees for general tax advice and other general matters

Pre-Approval Policies

Our audit committee approved all audit, audit-related, tax and other fees for services performed by our independent registered public accounting firm during 2021. The audit committee has adopted an Audit and

Non-Audit Services Pre-Approval Policy (the “Audit Pre-Approval Policy”). The Audit Pre-Approval Policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the audit committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the audit committee is required. Specific pre-approval of services is considered at the regular meetings of the audit committee. The Audit Pre-Approval Policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the audit committee considers, among other things, whether such services are consistent with the rules promulgated by the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company’s ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of EY as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

AUDIT COMMITTEE REPORT

Our audit committee currently consists of three directors. Messrs. Clarke, Murray and Richards are each, in the judgment of the board of directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the charter is available on the investor relations section of our website.

The audit committee oversees our financial reporting process on behalf of the board of directors. The audit committee is responsible for retaining our independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management the company’s audited financial statements. The audit committee has also discussed with Ernst & Young LLP all matters that the independent registered public accounting firm was required to communicate and discuss with the audit committee, including the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of our financial reporting.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our Board of Directors that the company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

AUDIT COMMITTEE

Donald E. Clarke (Chair)

Steven Murray

Jeff Richards

Members of the Audit Committee

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of April 1, 2022, other than Brent Bellm (whose biographical information is shown under “Proposal 1: Election of Two Directors” on page 5). Each executive officer serves at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position
Robert Alvarez	48	Chief Financial Officer
Lisa Eggerton	53	Chief Marketing Officer
Brian Dhatt	45	Chief Technology Officer
Rob Kaloustian	53	Chief Services Officer
Russell Klein	52	Chief Commercial Officer
Jeff Mengoli	51	Chief Legal Officer and Secretary
Marc Ostryniec	45	Chief Sales Officer
Thomas Aylor	46	Vice President, Accounting and Principal Accounting Officer

Robert Alvarez has served as our chief financial officer since October 2011. Prior to serving in this capacity, Mr. Alvarez served as the chief financial officer of LibreDigital, Inc. from June 2009 to September 2011. Previously, he served as the chief financial officer of Augmentix Corporation from February 2006 to March 2009. He serves as a member of the board of directors of Eterneva and the Austin Technology Council. Mr. Alvarez holds a B.B.A. in Accounting from the University of Texas at Austin.

Lisa Eggerton has served as our chief marketing officer since July 2018. Prior to serving as our chief marketing officer, Ms. Eggerton worked in various capacities at Umbel Corp., a digital marketplace, from August 2015 to February 2018, where she most recently served as chief executive officer, and at Bazaarvoice, Inc. from December 2010 to February 2015, where she most recently served as chief marketing officer. Ms. Eggerton served as a member of the board of directors of Alert Logic from 2014 to 2016. Ms. Eggerton holds a B.A. in Literature from Tulane University.

Brian Dhatt has served as our chief technology officer since October 2016. Prior to serving as our chief technology officer, Mr. Dhatt served as chief technology officer for Borderfree, Inc. from March 2013 to January 2016. Previously, Mr. Dhatt worked in various capacities at the Gilt Groupe from November 2010 to March 2013, most recently as a vice president of engineering and product. Mr. Dhatt holds a B.S. in Computer Science from Duke University.

Rob Kaloustian has served as our chief services officer since May 2021. Prior to serving as our chief services officer, Mr. Kaloustian served as Managing Director of Triple V Advisors from May 2020 to May 2021, and he worked for Commvault Systems, Inc., serving as senior vice president and general manager of its Metallic division from April 2019 to May 2020 and vice president of global sales and engineering, support, and services from April 2012 to April 2018. Mr. Kaloustian holds an M.A. in Business from Webster University, and a Bachelor’s degree in Electrical Engineering from University of Illinois at Chicago

Russell Klein has served as our chief commercial officer since January 2018. Prior to serving as our chief commercial officer, Mr. Klein served as our senior vice president of corporate development from October 2015 to January 2018. Previously he was the co-founder and chief executive officer of Sendme, Inc. from 2006 to 2015. Mr. Klein holds a B.A. in Economics and East Asian Studies from the University of Pennsylvania and an M.B.A. from the Harvard Business School.

Jeff Mengoli has served as our chief legal officer and secretary since July 2020. Prior to serving as our chief legal officer, Mr. Mengoli served as our general counsel beginning May 2016. Prior to serving as our general counsel, Mr. Mengoli worked with the Alibaba Group in various capacities from 2000 to 2016, including as general counsel for its United States subsidiaries. Mr. Mengoli was an associate at Wilson, Sonsini, Goodrich & Rosati LLP from 1997 to 1999 and an associate at Gibson, Dunn & Crutcher LLP from 1995 to 1997. Mr. Mengoli holds an A.B. in Economics from Harvard University and a J.D. from the University of California, Berkeley.

Marc Ostryniec has served as our chief sales officer since June 2020. Prior to serving as our chief sales officer, Mr. Ostryniec served as our senior vice president of sales beginning January 2019. Prior to serving as our senior vice president, Mr. Ostryniec worked for Experian plc, serving as the head of partner solutions sales from August 2016 to December 2018 and as the head of sales of CSIdentity from September 2011 to August 2016. Mr. Ostryniec holds a Bachelor of Science in Computer Engineering from Virginia Polytechnic Institute and State University.

Thomas Aylor has served as our vice president, accounting and principal accounting officer since July 2020. Prior to joining BigCommerce, Mr. Aylor served as the chief financial officer of ProjectManager.com, a project management software provider, from September 2019 to July 2020. Previously, Mr. Aylor served as the chief financial officer of RetailMeNot, Inc., an online savings platform, from July 2017 to March 2019, and as its vice president, finance and principal accounting officer from August 2012 to July 2017. Prior to joining RetailMeNot, Inc., Mr. Aylor spent twelve years at Ernst & Young LLP in a variety of roles. Mr. Aylor holds a Bachelor of Business Administration in Accounting from Texas State University.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR “ONE YEAR” ON THE ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NEOs:

Section 14A of the Exchange Act requires us to hold a separate non-binding advisory stockholder vote with respect to the frequency on which stockholders should have an opportunity to provide a “say-on-pay” vote. Stockholders may vote for a frequency of one year, two years, or three years, or may abstain (this vote is commonly known as the “say-on-frequency” vote). As 2023 is the first year in which we are required to hold an advisory vote on executive compensation (a “say-on-pay” vote) pursuant to the rules of the SEC, we do not currently have an established frequency for such votes.

The Board believes that an annual vote on NEO compensation provides stockholders with the opportunity to provide regular direct input to the Board and its Compensation Committee about the Company’s executive compensation program. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for the Company at this time.

Because your vote is advisory, it will not be binding upon the Company or the Board. The Board may determine that it is in the best interests of our stockholders and the Company to hold a say-on-pay vote more or less frequently than may be indicated by this advisory vote of our stockholders. Nonetheless, the Compensation Committee and the Board will take into account the outcome of this advisory vote when considering how frequently to seek an advisory say-on-pay vote in future years.

While the Board recommends that a say-on-pay vote occur every year, you are not voting to approve or disapprove of the Board’s recommendation. Rather, you will be able to express your preference regarding the frequency of future say-on-pay votes, as follows: (i) one year, (ii) two years, (iii) three years, or (iv) abstain.

COMPENSATION DISCUSSION AND ANALYSIS

General

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below (each, an “NEO”) during fiscal 2021, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal 2021, and the material factors considered in making those decisions. Our NEOs for the year ended December 31, 2021, which consist of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for fiscal year 2021, are:

•	Brent Bellm, Chief Executive Officer;

•	Robert Alvarez, Chief Financial Officer;

•	Russell Klein, Chief Commercial Officer;

•	Robert Kaloustian, Chief Services Officer; and

•	Brian Dhatt, Chief Technology Officer.

Mr. Kaloustian commenced employment with us on May 3, 2021.

Executive Summary

2021 Performance Highlights and Pay for Performance.

Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, reward superior performance and provide consequences for underperformance. We believe that the compensation of our NEOs for fiscal year 2021 was aligned with the Company’s performance during 2021. Highlights of that performance include:

•	Total revenue was $219.9 million, up 44% compared to fiscal 2020.

•	Total annual revenue run-rate (ARR) as of December 31, 2021 was $268.7 million, up 48% compared to December 31, 2020.

•	Subscription revenue was $154.9 million, up 49% compared to fiscal 2020.

•

ARR from accounts with at least one enterprise plan (“Enterprise Accounts”) was $172.9 million as of December 31, 2021, up 72% from December 31, 2020, reflecting continued strength and growth with midmarket and enterprise Accounts.

•	ARR from Enterprise Accounts as a percent of total ARR was 64% as of December 31, 2021, compared to 56% as of December 31, 2020

•	ARR from accounts greater than $2,000 in ACV was $237.2 million as of December 31, 2021, up 59% from December 31, 2020.

•	ARR from accounts greater than $2,000 in ACV as a percent of total ARR was 88%, compared to 82% as of December 31, 2020.

In order to align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards and annual cash incentives, each of which depends on our actual performance.

For fiscal year 2021, approximately 65% of our NEOs’ total target compensation was in the form of stock options and restricted stock units (“RSUs”), which will vest based on continued service.

2021 Compensation Highlights. Consistent with our compensation philosophy, key compensation decisions for 2021 included the following:

•

Base Salaries and Target Annual Cash Incentive Opportunities. The 2021 base salaries and target bonuses for our NEOs remained level or were increased to position base salaries at the 50th percentile of market and target bonuses between the 25th and 50th percentile of market, based on the market analysis of our independent compensation consultant, as described further below.

•

Annual Cash Incentives. For 2021, the compensation committee of our board of directors (the “Compensation Committee”) selected performance goals for our performance-based annual bonus program that were intended to promote our business plan and short-term goals, including with respect to revenue growth, annual revenue run-rate growth and adjusted EBITDA.

•

Equity-Based Long Term Incentives. In 2021, we granted approximately 65% of our NEOs’ target direct compensation as equity-based compensation in the form of stock options and RSUs. We believe that stock options and RSUs effectively align the interests of our executives with those of our stockholders by directly linking compensation to the value of our common stock. To conform with current market trends and reduce the impact of market volatility, in 2021 we adjusted the mix of equity awards granted to our NEOs, transitioning away from our historical practice of granting 50% of our NEOs’ long-term equity awards in the form of stock options and 50% in the form of RSUs to granting 30% of our NEOs’ long-term equity awards in the form of stock options and 70% in the form of RSUs.

Compensation Governance and Best Practices. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

What We Do	What We Do Not Do

✓  Emphasize performance-based, at risk compensation in the form of long-term and short-term incentives.

✓  Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.

✓  Weight the overall pay mix towards long term incentive compensation for senior executives.

✓  Engage an independent compensation consultant to advise our Compensation Committee.

X  Do not grant uncapped cash incentives or guaranteed equity compensation.

X  Do not provide significant perquisites.

X  Do not provide any compensation-related tax gross-ups.

X  Do not provide defined benefit pension plans.

X  Do not provide supplemental executive retirement plans.

X  No hedging or pledging of stock.

X  No dividends paid on unvested equity.

Executive Compensation Objectives and Philosophy

The key objective in our executive compensation program is to attract, motivate, and reward leaders who create an inclusive and diverse environment and have the skills and experience necessary to successfully execute our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

•	Attract and retain talented and experienced executives in a competitive and dynamic market;

•	Motivate our NEOs to help our company achieve the best possible financial and operational results;

•	Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and

•	Align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the targeted market position based on factors such as experience, performance, scope of position, and the competitive demand for proven executive talent, as described further below under “—Determination of Executive Compensation.”

Determination of Executive Compensation

Role of Compensation Committee and Executive Officers

The Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs.

In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s own compensation) and our human resources team, current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal equity pay considerations. Our Chief Executive Officer uses the benchmark peer data provided by the Compensation Committee’s compensation consultant to determine the size of equity-based awards, and adjusts each NEO’s equity grant value (other than his own) upwards or downwards from such peer data after considering the NEO’s role criticality and individual performance. Our Board makes decisions regarding our Chief Executive Officer’s compensation, following recommendation from the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee has retained Radford as an independent compensation consultant to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives, design a competitive executive compensation program that will continue to attract top executive talent and reflect our compensation philosophy, and provide guidance in administering our executive compensation program. The Compensation Committee has evaluated Radford’s independence pursuant to the requirements of Nasdaq and SEC rules and has determined that Radford does not have any conflicts of interest in advising the Compensation Committee. During 2021, Radford provided compensation-related services to the Company in the amount of $133,482, as well as professional indemnity services under Aon Insurance Services in the amount of $535,916.

In consultation with Radford, in November 2020, our Compensation Committee selected our peer group as follows, focusing primarily on domestic, publicly-traded SaaS and e-commerce companies with annual revenue between $100 million and $550 million and market capitalization between $2 billion and $18 billion:

● AppFolio	● Appian	● Asana	● Avalara
● Bill.com	● BlackLine	● Everbridge	● Fastly
● Five9	● HubSpot	● Jamf	● nCino
● Ping Identity	● Pluralsight	● Q2	● SailPoint Technologies
● Sprout Social ● Workiva	● SPS Commerce ● Zendesk	● SVMK	● Upland Software

As of October, 2020 as compared to such peer group, we were at the 61st percentile for net income for the preceding 12 months, the 60th percentile for operating income for the preceding 12 months, and the 69th percentile for 30-day average market cap. The peer group selected for 2021 reflected the following changes from our 2020 peer group:

Entities Removed From Peer Group	Entities Added to Peer Group

Asana	Benefitfocus

Avalara	Domo

Bill.com	Forescout

Fastly	Instructure

HubSpot	Majesco

Jamf	MobileIron

nCino	PROS

Sprout Social	Telaria

SPC Commerce	Zuora

Zendesk

In February 2021, Radford provided an analysis of data derived from members of our peer group and the Radford Global Compensation Database survey, the constituent companies of which were not provided to the Compensation Committee. For 2021, the Compensation Committee used Radford’s analysis to help structure a competitive executive compensation program, position executive compensation by considering market data, and make individual compensation decisions based on comparable positions at companies with which we compete for talent. Although the Compensation Committee does not establish compensation levels solely based on a review of competitive data or benchmark to any particular level, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate, and retain qualified executive officers.

Our Compensation Committee and Chief Executive Officer, as applicable, used benchmark data as a foundational starting point to determine target compensation for each NEO, and then adjusted the targets based on the NEO’s role criticality and incumbent performance. The benchmark data utilized was comprised of data from only our approved peer group based on relevant sector, revenue, market capitalization, and location, and was ultimately approved by the Compensation Committee.

Elements of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

•	Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities, and provides stable income.

•	Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives.

•

Equity Based Long-Term Incentive Compensation. Equity compensation, provided in the form of stock options and RSUs, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also maintain severance and change in control arrangements, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2021 is described further below.

Base Salary

The base salaries of our NEOs are an important part of their total compensation package and are intended to reflect their respective positions, duties, and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. With the goal of positioning base salaries at median of market, our Compensation Committee, and with respect to our Chief Executive Officer, the Board, annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire. In February 2021, our Compensation Committee, and with respect to our Chief Executive Officer, the Board, determined that the base salaries in effect for each of our NEOs (other than Mr. Kaloustian whose employment commenced in May 2021), were approximately at the median of market and, accordingly, would not be adjusted from their 2020 levels. The base salaries in effect for our NEOs in 2021 were as follows:

Name	2021 Annualized Base Salary
Brent Bellm	$450,000
Robert Alvarez	$375,000
Russell Klein	$335,000
Robert Kaloustian	$285,000
Brian Dhatt	$335,000

Cash Incentive Compensation

Annual Cash Incentive Program

Annual cash incentive bonuses are an important component of our total compensation program and provide cash incentives that we believe are necessary to retain executive officers. During 2021 each NEO was eligible to receive an annual performance-based cash bonus based on a specified target annual bonus amount, expressed as a percentage of the named NEO’s base salary. We aim to award annual cash incentive bonuses that are between the 25th and 50th percentiles of market. Accordingly, we reviewed the target bonus levels for each of our NEOs in February 2021 and determined that, for fiscal year 2021, our NEOs’ target annual bonuses would equal the following percentages of base salary:

Named Executive Officer	Target Percentage
Brent Bellm	100%
Robert Alvarez	65%
Russell Klein	60%
Robert Kaloustian	50%
Brian Dhatt	50%

The above target bonus levels represented increases of 5% for Mr. Alvarez and 10% for Mr. Klein, and were approved by the Compensation Committee to ensure such target amounts were above the 25th percentile of market and following consideration of the factors set forth above under “—Determination of Executive Compensation”.

At the beginning of 2021, the Board, considering the recommendations of the Compensation Committee and management, set the performance goals applicable to our 2021 bonus program. The performance goals established by the Board for our 2021 annual bonus program, and their respective weightings, were as follows:

Performance Metrics	Revenue	Annual revenue run-rate	Adjusted EBITDA Margin
Weighting	60%	25%	15%
Target Goals	$198,227,334	$236,650,615	-13.6%

If the blended attainment of the three performance goals is between 82% and 133%, bonuses would be paid under the 2021 annual cash incentive program in an amount between 50% and 200% of the applicable NEOs’ target amounts, with the actual amount determined using straight line interpolation between such percentages.

In early 2022, the Board, upon recommendation of the Compensation Committee, determined that blended attainment of the three performance goals in 2021 was 112%. Accordingly, bonuses to each NEO under our annual 2021 cash incentive program were paid at 136% of each NEO’s target percentage of base salary in accordance with such program.

The actual performance bonuses earned by our NEOs under our 2021 bonus program are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2021 Summary Compensation Table” below. Mr. Kaloustain commenced employment with us in May 2021 and, accordingly, his bonus payment was pro-rated based on his partial year of employment during 2021.

Relocation Bonus

In connection with Mr. Kaloustian’s commencement of employment with us, he received a one-time relocation bonus in an aggregate amount of $60,000. Such relocation bonus is repayable (in whole or part) to the Company if, within one year after the payment of such bonus, Mr. Kaloustian resigns or is terminated for cause.

Equity-Based Long-Term Incentive Awards

We view equity-based compensation as a critical component of our balanced total compensation program and aim to grant equity awards with target values at approximately the 75th percentile of market. Equity-based compensation creates an ownership culture among our executives that provides an incentive to contribute to the continued growth and development of our business and aligns the interest of executives with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. In prior years, we have granted 50% of our annual awards to executives in the form of options, and 50% in the form of RSUs. In order to protect against market volatility, to further align with current compensation trend, and to encourage our NEOs to contribute to growing our stock price, we determined to adjust the mix of equity awards granted to our NEOs in 2021, granting 70% of our target equity award value in the form of RSUs and 30% in the form of options to purchase our Common Stock.

In 2021, we made the following grants of stock options and RSUs to our NEOs:

Name	Number of Shares Underlying Stock Options	Number of RSUs
Brent Bellm	62,694	73,143
Robert Alvarez	25,416	29,652
Russell Klein	25,416	29,652
Brian Dhatt	15,248	17,791
Robert Kaloustian	26,006	30,341

These grants were approved by the Compensation Committee in March 2021 (or, for Mr. Kaloustian, in May 2021 in connection with his commencement of employment with us) following consideration of the factors set forth above under “—Determination of Executive Compensation.”

The stock options granted to our NEOs during 2021 vest as to 25% of the underlying shares on the first anniversary of the applicable vesting date and as to the balance of the underlying shares in 36 substantially equal monthly installments thereafter, subject to the applicable NEO’s continued service through the applicable vesting date. The RSU awards granted to our NEOs during 2021 vest as to 25% of the underlying shares on each of the first four anniversaries of the applicable vesting start date, subject to the applicable NEO’s continued service through the applicable vesting date.

Our NEOs’ stock options and RSUs are subject to accelerated vesting in certain circumstances, as described below under “—Potential Payments Upon Termination or Change in Control”.

Retirement Savings, Health and Welfare Benefits

We maintain a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code (the “Code”) allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we do not match contributions made by participants in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, and life insurance. We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our NEOs.

We do not currently provide perquisites to our NEOs, and we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of the executive’s duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Compensation Committee.

We do not provide any tax “gross ups” to our NEOs.

Severance and Change in Control Arrangements

We are party to employment offer letters with each of our NEOs, which provide for severance benefits and payments upon certain terminations without cause or resignations for good reason. Our Compensation Committee believes that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can mitigate a potential disincentive for our NEOs when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. Our severance and change in control payments and benefits are designed to be competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive under such arrangements if a qualifying termination of employment or change in control had occurred on December 31, 2021, are set forth in “—Potential Payments Upon Termination or Change in Control” below.

Other Policies and Considerations

Stock Ownership Guidelines. We believe that stock ownership aligns the interests of our executive officers with our stockholders and encourages long-term management of the Company for the benefit of its stockholders. Accordingly, on February 18, 2022, the Compensation Committee recommended, and our Board of Directors adopted, stock ownership guidelines which apply to our senior leadership team. Under these guidelines, our senior leaders are required to acquire and maintain shares of our Common Stock having a value equal to the following multiples of their annual base salaries following the completion of a five-year phase-in period:

Position	Required Stock Ownership
Chief Executive Officer	3x annual base salary
All Other Senior Officers	1x annual base salary

Derivatives Trading, Hedging, and Pledging Policies. Our Insider Trading Compliance Policy provides that no employee, officer, or director may engage in any activity of the type that is designed to profit from or hedge against decreases in the value of the Company’ securities, such as short sales, trading activity designed to profit from fluctuations in the price of the Company’s securities (such as day trading and arbitrage trading), hedging transactions, and trading in puts, calls or other derivative securities. In addition, our Insider Trading Compliance Policy provides that no employee, officer, or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

Section 409A. The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Section 162(m). Section 162(m) of the Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees”, which generally includes all NEOs. While the Compensation Committee may take the deductibility of compensation into account when making compensation decisions, the Compensation Committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the Compensation Committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic

718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed by us with the SEC.

This report of the Compensation Committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Compensation Committee.

Respectfully submitted,

COMPENSATION COMMITTEE

Larry Bohn (Chair)

Jack McDonald

Ellen Siminoff

Members of the Compensation Committee

EXECUTIVE COMPENSATION TABLES

2021 Summary Compensation Table

The following table contains information about the compensation earned by each of our NEOs during our most recently completed fiscal year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total
Brent Bellm Chief Executive Officer	2021	450,000			4,356,397	1,969,207	612,000	7,387,104
	2020	404,167			4,778,941	—	1,125,000	6,308,108
	2019	350,000			—	—	65,940	415,940

Robert Alvarez Chief Financial Officer	2021	375,000			1,766,073	798,312	331,500	3,270,885
	2020	363,542			1,792,103	—	562,500	2,718,145
	2019	350,000			—	—	46,158	396,158

Russell Klein Chief Commercial Officer	2021	335,000			1,766,073	798,312	273,360	3,172,745
	2020	318,958			1,592,986	—	418,750	2,330,694
	2019	300,000			—	—	39,564	339,564

Robert Kaloustian Chief Services Officer	2021	178,125	(3)	60,000(4)	1,412,980	633,120	129,023	2,413,249

Brian Dhatt Chief Technology Officer	2021	335,000			1,059,632	478,937	227,800	2,101,369
	2020	330,417			955,788	—	418,750	1,704,955
	2019	325,000			—	193,040	42,861	560,901

(1)

Amounts reflect the full grant-date fair value of RSU awards and stock options granted during fiscal year 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the NEO. We provide information regarding the assumptions used to calculate the value of all RSU awards and stock option awards made to our NEOs in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)

Amounts for fiscal year 2021 represent payments earned by our NEOs based upon the achievement of certain Company performance goals for fiscal year 2021. For more information, please see the description of our 2021 annual bonus program under “—Cash Incentive Compensation” in the CD&A above.

(3)	Mr. Kaloustian commenced employment with us on May 3, 2021 and the salary actually paid to him is pro-rated to reflect his partial year of employment.
(4)

Represents a one-time relocation bonus paid to Mr. Kaloustian, which amount is repayable, in whole or in part, to the Company in the event of certain terminations of Mr. Kaloustian’s employment with the Company before the first anniversary of the payment date.

Grants of Plan-Based Awards in Fiscal 2021

The following table provides information regarding all grants of plan-based awards occurring during fiscal 2021. All stock options and RSUs were awarded under the BigCommerce Holdings, Inc. 2020 Equity Incentive Plan (the “2020 Plan”).

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
Brent Bellm	1/1/2021	225,000	450,000	900,000	—	—	—
	3/13/2021	—	—	—	73,143	—	—	4,356,397
	3/13/2021	—	—	—	—	62,694	59.56	1,969,207

Robert Alvarez	1/1/2021	121,875	243,750	487,500	—	—	—
	3/13/2021	—	—	—	29,652	—	—	1,766,073
	3/13/2021	—	—	—	—	25,416	59.56	798,312

Russell Klein	1/1/2021	100,500	201,000	402,000	—	—	—
	3/13/2021	—	—	—	29,652	—	—	1,776,073
	3/13/2021	—	—	—	—	25,416	59.56	798,312

Robert Kaloustian	1/1/2021	47,435	94,870	189,740	—	—	—
	5/14/2021	—	—	—	30,341	—	—	1,412,980
	5/14/2021	—	—	—	—	26,006	46.57	633,120

Brian Dhatt	1/1/2021	83,750	167,500	335,000	—	—	—
	3/13/2021	—	—	—	17,791	—	—	1,059,632
	3/13/2021	—	—	—	—	15,248	59.56	478,937

(1)	Amounts reflect potential payouts under our 2021 annual bonus program. Please see the description of the annual bonus program under “—Cash Incentive Compensation” in the CD&A above.
(2)

Represents RSUs which vest as to 25% of the underlying shares on each of the first four anniversaries of the applicable vesting start date, subject to the applicable NEOs continued service with the Company through the applicable vesting date.

(3)

Represents stock options which vest over four years, with 25% of the shares vesting on the one-year anniversary of the applicable vesting start date, and as to the balance of the underlying shares, in 36 substantially equal monthly installments thereafter, subject to the applicable NEOs continued service with the Company through the applicable vesting date.

(4)

Amounts reflect the grant-date fair value of the applicable award computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Summary of Executive Compensation Arrangements

Each of our NEOs is party to an employment offer letter with us, as more fully described below, including with respect to amendments thereto. For information regarding the severance payments and benefits that our NEOs are eligible to receive pursuant to their offer letters, please see “—Potential Payments Upon Termination or Change in Control” below.

Employment Offer Letter with Mr. Bellm

On May 29, 2015, we entered into an employment offer letter with Mr. Bellm, who currently serves as our President and Chief Executive Officer. Mr. Bellm’s employment offer letter provides for at-will employment and sets forth his annual base salary (which, during 2021, was $450,000), target bonus and initial stock option grants, as well as his eligibility to participate in our benefit plans generally. In connection with Mr. Bellm’s entrance into his employment offer letter, he also entered into our standard Proprietary Information and Inventions Agreement, which contains confidentiality and non-disclosure restrictions, non-competition and non-solicitation restrictions, and covenants regarding ownership of intellectual property.

Employment Offer Letter with Mr. Alvarez

On May 1, 2014, we entered into an employment offer letter with Mr. Alvarez, who currently serves as our Chief Financial Officer. Mr. Alvarez’s employment offer letter provides for at-will employment and sets forth his annual base salary (which, for 2021 was $375,000), target bonus and initial stock option grants, as well as his eligibility to participate in our benefit plans generally. In connection with Mr. Alvarez’s entrance into his employment offer letter, he also entered into our standard Proprietary Information and Inventions Agreement, which contains confidentiality and non-disclosure restrictions, non-competition and non-solicitation restrictions, and covenants regarding ownership of intellectual property.

Employment Offer Letter with Mr. Klein

On December 26, 2017, we entered into an employment offer letter with Russell Klein, who currently serves as our Chief Commercial Officer. Mr. Klein’s employment offer letter provides for at-will employment and sets forth his annual base salary (which, during 2021 was $335,000), target bonus and initial stock option grants, as well as his eligibility to participate in our benefit plans generally. In connection with Mr. Klein’s entrance into his employment offer letter, he also entered into our standard Proprietary Information and Inventions Agreement which contains confidentiality and non-disclosure restrictions, and covenants regarding ownership of intellectual property.

Employment Offer Letter with Mr. Kaloustian

On April 7, 2021, we entered into an employment offer letter with Mr. Kaloustian, who currently serves as our Chief Services Officer. Mr. Kaloustian’s employment offer letter provides for at-will employment and sets forth his annual base salary (which, during 2021 was $285,000), target bonus and initial stock option and restricted stock unit grants, as well as his eligibility to participate in our benefit plans generally. In connection with Mr. Kaloustian’s entrance into his employment offer letter, he also received a relocation bonus equal to $60,000 (payable in a lump sum) to assist with relocation expenses, which amount is subject to repayment in the event Mr. Kaloustian resigns his employment or he is terminated for cause before the first anniversary of the applicable payment date. The obligation to repay the relocation bonus lapses with respect to 25% of such bonus on each of the first four quarterly anniversaries of the applicable payment date. Mr. Kaloustian also entered into our standard Proprietary Information and Inventions Agreement, which contains confidentiality and non-disclosure restrictions, and covenants regarding ownership of intellectual property.

Employment Offer Letter with Mr. Dhatt

On September 9, 2016, we entered into an employment offer letter with Mr. Dhatt, who currently serves as our Chief Technology Officer. Mr. Klein’s employment offer letter provides for at-will employment and sets forth his annual base salary (which, during 2021 was $335,000), target bonus and initial stock option grants, as well as his eligibility to participate in our benefit plans generally. In connection with Mr. Klein’s entrance into his employment offer letter, he also entered into our standard Proprietary Information and Inventions Agreement which contains confidentiality and non-disclosure restrictions, non-competition and non-solicitation restrictions, and covenants regarding ownership of intellectual property.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2021.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Brent Bellm	693,750		206,250	(4)	3.03	11/30/2028
	—		62,694	(5)	59.56	3/13/2031
							231,090	(6)	8,173,653
							73,143	(7)	2,587,068
Robert Alvarez	34,743		—		0.39	6/22/2022
	35,000		—		0.39	1/31/2024
	66,666		—		0.39	4/25/2024
	66,666	(8)	—		0.39	7/29/2026
	205,557	(8)	61,109	(4)	3.03	11/30/2028
	—		25,416	(5)	59.56	3/13/2031
							86,658	(6)	3,065,093
							29,652	(7)	1,048,791
Russell Klein	98,080		—		0.39	11/12/2025
	115,901		—		0.39	11/7/2026
	45,193		—		1.86	12/31/2027
	100,212		29,788	(4)	3.03	11/30/2028
	—		25,416	(5)	59.56	3/13/2031
							77,030	(6)	2,724,551
							29,652	(7)	1,048,791
Robert Kaloustian	—		26,006	(9)	46.57	5/14/2031
							30,341	(10)	1,073,161
Brian Dhatt	218,747		—		0.39	11/7/2026
	48,504		—		1.86	2/27/2028
	1,528		8,401	(4)	3.03	11/30/2028
	5,208		24,304	(11)	3.18	2/27/2029
	—		15,248	(5)	59.56	3/13/2031
							46,218	(6)	1,634,731
							17,791	(7)	629,268

(1)

Under the terms of the BigCommerce Holdings, Inc. 2013 Equity Incentive Plan (the “2013 Plan”), the option exercise price shall not be less than the fair market value of a share of our Common Stock on the effective date of grant of the option.

Except with respect to the option awards granted on March 15, 2021 (as described in Note 5 below), the NEOs’ options set forth in the table above are immediately exercisable upon grant as to the underlying shares of Common Stock and, to the extent such shares are exercised and unvested as of the NEO’s termination of service, such exercised and unvested shares are subject to a right of repurchase by us upon the NEO’s termination of service. With respect to such options, this column reflects the number of shares subject to options that were exercisable and vested as of December 31, 2021.

(2)

Under the terms of the BigCommerce Holdings, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), the option exercise price must be greater than or equal to 100% of the closing price of a share of our Common Stock on the date of grant.

Except with respect to the option awards granted on March 15, 2021 (as described in Note 5 below), the NEOs’ options set forth in the table above are immediately exercisable upon grant as to the underlying shares of Common Stock and, to the extent such shares are exercised and unvested as of the NEO’s termination of service, such exercised and unvested shares are subject to a right of repurchase by us upon the NEO’s termination of service. With respect to such options, this column reflects the number of shares subject to options that were exercisable and unvested as of December 31, 2021.

(3)	Amounts are calculated based on multiplying the number of shares shown in the table by the per share closing price of our Common Stock on December 31, 2021, which was $35.37.
(4)

Represents an option that vested as to 25% of the underlying shares on November 14, 2019 and that vested or vests, as applicable, with respect to 1/48th of the underlying shares in substantially equal monthly installments over the following 36 months, subject to the NEO’s continued service through each such vesting date.

(5)

Represents an option that vests and becomes exercisable as to 25% of the underlying shares on March 13, 2022 and with respect to 1/48th of the shares in substantially equal monthly installments over the following 36 months, subject to the NEO’s continued service through each such vesting date.

(6)

Represents RSUs vesting with respect to 25% of the underlying shares in substantially equal annual installments on each of the first four anniversaries of May 27, 2020, subject to the NEO’s continued service through each such vesting date.

(7)

Represents RSUs vesting with respect to 25% of the underlying shares in substantially equal annual installments on each of the first four anniversaries of March 13, 2021, subject to the NEO’s continued service through each such vesting date.

(8)

On December 16, 2021, Mr. Alvarez assigned 66,666 options of the award granted on July 29, 2016, and 129,557 options of the award granted on November 30, 2018, to a family trust, of which Mr. Alvarez’s spouse is the trustee. Mr. Alvarez’s spouse and his immediate family members are the sole beneficiaries of the trust.

(9)

Represents an option that vests as to 25% of the underlying shares on May 3, 2022 and with respect to 1/48th of the underlying shares in substantially equal monthly installments over the following 36 months, subject to the NEO’s continued service through each such vesting date.

(10)

Represents RSUs vesting with respect to 25% of the underlying shares in substantially equal annual installments on each of the first four anniversaries of May 14, 2021, subject to the NEO’s continued service through each such vesting date.

(11)

Represents an option that vested as to 25% of the underlying shares on February 27, 2020 and that vested or vests, as applicable, with respect to 1/48th of the underlying shares thereafter in substantially equal monthly installments over the following 36 months, subject to the NEO’s continued service through each such vesting date.

Option Exercises and Stock Vested in Fiscal 2021

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Brent Bellm	—	—	77,030	4,342,951
Robert Alvarez	120,000	6,607,990	28,887	1,628,649
Russell Klein	55,000	3,555,873	25,677	1,447,669
Robert Kaloustian	—	—	—	—
Brian Dhatt	130,558	6,271,117	15,406	868,590

(1)	Amounts are calculated by multiplying the number of shares as to which the option was exercised by the market price of the shares on the exercise date, net of the exercise price.

(2)	Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.

Potential Payments Upon Termination or Change in Control

Executive Employment Agreements

We are party to employment offer letters with each of our NEOs, all of which provide for certain severance protections upon a termination of the applicable NEO’s employment by us without “cause” or due to the NEO’s resignation for “good reason” (as each such term is defined in the respective employment offer letter), as more fully described in the table below.

Name	Benefits Provided Upon Termination Without Cause / Resignation for Good Reason (outside Change In Control Protection Period(1)(2))	Benefits Provided Upon Termination Without Cause / Resignation for Good Reason (during Change In Control Protection Period(1))

Mr. Bellm	• 6 months’ base salary, payable over 3 months; • 12 months’ accelerated vesting of outstanding option awards granted prior to February 14, 2019; and • Pro-rata bonus for the plan year.

•  12 months’ base salary, payable over 3 months;

•  Unvested option awards granted prior to February 14, 2019 held by the NEO accelerate in full; and

•  Pro-rata quarterly bonus for the quarter of termination.

Mr. Alvarez	• 6 months’ base salary, payable over 3 months; and • 6 months’ accelerated vesting of outstanding option awards granted prior to February 14, 2019.	• 6 months’ base salary, payable over 3 months; and • Unvested option awards granted prior to February 14, 2019 held by the NEO accelerate in full.

Mr. Klein

•  6 months’ base salary, payable over 3 months;

•  6 months’ accelerated vesting of outstanding option awards granted prior to February 14, 2019;

•  Vested options remain exercisable for up to 18 months following termination;

•  Pro-rata bonus for the plan year; and

•  COBRA continuation for up to 6 months following termination.

•  12 months’ base salary, payable over 3 months;

•  Unvested option awards granted prior to February 14, 2019 held by the NEO accelerate in full;

•  6 months’ accelerated vesting of equity awards granted after February 12, 2019;

•  Vested options remain exercisable for up to 18 months following termination;

•  Pro-rata quarterly bonus for the quarter of termination; and

•  COBRA continuation for up to 6 months.

Mr. Kaloustian	• 6 months’ base salary, payable in a lump sum.	• 6 months’ base salary, payable in a lump sum; and • Unvested options accelerate in full.
Mr. Dhatt	• 6 months’ base salary, payable over 3 months.	• 6 months’ base salary, payable over 3 months; and • Unvested options accelerate in full.

(1)

Messrs. Bellm, Alvarez, and Klein, the “Change of Control Protection Period” is the period commencing three months prior to, and ending eighteen months following, a change in control of the Company. For

Messrs. Kaloustian and Dhatt, the “Change of Control Protection Period” refers to the period commencing three months prior to, and ending twelve months following, a change in control of the Company.
(2)	The payments described in this column for Mr. Kaloustian are payable only upon a termination of his employment without “cause”.

All severance payments and benefits are subject to the NEO’s execution of a release of claims against us and continued compliance with certain restrictive covenants.

Estimated Potential Payments

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2021. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit (1)	Termination Without Cause or (as applicable) for Good Reason (no Change in Control) ($)	Change in Control (no Termination) ($)	Termination Without Cause or for Good Reason in Connection with a Change in Control ($)
Brent Bellm	Cash	$237,500	$0	$475,000
	Equity Acceleration	$6,670,125	$0	$6,670,125
	Continued Healthcare	$0	$0	$0
	Total	$6,907,625	$0	$7,145,125
Robert Alvarez	Cash	$197,500	$0	$197,500
	Equity Acceleration	$1,078,022	$0	$1,976,265
	Continued Healthcare	$0	$0	$0
	Total	$1,275,522	$0	$2,173,765
Russell Klein	Cash	$187,500	$0	$375,000
	Equity Acceleration	$525,460	$0	$963,344
	Continued Healthcare	$8,922	$0	$8,922
	Total	$721,882	$0	$1,347,266

Name	Benefit (1)	Termination Without Cause or (as applicable) for Good Reason (no Change in Control) ($)	Change in Control (no Termination) ($)	Termination Without Cause or for Good Reason in Connection with a Change in Control ($)
Robert Kaloustian	Cash	$150,000	$0	$150,000
	Equity Acceleration	$0	$0	$0
	Continued Healthcare	$0	$0	$0
	Total	$150,000	$0	$150,000
Brian Dhatt	Cash	$187,500	$0	$187,500
	Equity Acceleration	$0	$0	$1,054,034
	All Other Payments or Benefits	$0	$0	$0
	Total	$187,500	$0	$1,241,534

(1)

The value of equity acceleration was calculated by multiplying the number of accelerated shares of Common Stock underlying the options by $35.37, the closing price of our Common Stock on December 31, 2021 and subtracting the exercise price thereof. Per the terms of the agreements governing the outstanding RSUs held by our NEOs, the RSUs do not vest on an accelerated basis upon termination of the applicable NEO’s employment and/or a change in control of us.

2021 DIRECTOR COMPENSATION

The following table provides compensation information for fiscal year 2021 for each non-employee member of our Board. Neither our Chief Executive Officer and President, who currently serves as Chairman of our Board, nor our investor-affiliated Board members, Messrs. Bohn, Murray and Richards, receive compensation for Board or committee service.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Don Clarke	50,000	156,106	(3)	—	—	—	—	206,106
Jack McDonald	35,000	116,816	(4)	—	—	—	—	151,816
Ellen Siminoff	43,000	41,256	(5)	—	—	—	—	84,256

(1)	Each non-employee director elected to receive his or her Board and committee retainers in the form of RSU awards in lieu of cash.
(2)

Board and committee retainers were earned quarterly and paid in the form of RSU awards on May 14, 2021 (in respect of retainers earned during the first quarter of 2021), November 11, 2021 (in respect of retainers earned during the second and third quarters of 2021), and March 11, 2022 (in respect of retainers earned during the fourth quarter of 2021). To determine the number of RSUs granted in lieu of any quarterly cash retainers, we divided the aggregate retainer earned for the applicable quarter by the average closing price per share of our Common Stock over the thirty consecutive trading days ending on the last business day prior to the applicable RSU grant date.

Amounts reported in this column reflect the full grant-date fair value of annual RSU awards granted during 2021, as well as the incremental grant-date fair value of the RSU awards granted in lieu of Board and committee retainers, in each case, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the applicable director. We provide information regarding the assumptions used to calculate the value of all RSU awards granted in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. For additional information regarding the RSU awards granted in lieu of Board and Committee retainers, please see Notes (3), (4) and (5) below.

(3)

Represents the sum of (i) $3,636, which is the incremental grant-date fair value of the RSUs granted on November 11, 2021 in lieu of Board and committee retainers earned in the second and third quarters of 2021 and (ii) $152,470, which is the grant-date fair value of the annual RSU grant made to Mr. Clarke on May 14, 2021. Each RSU award vests in full on the 1-year anniversary of the applicable grant date, subject to Mr. Clarke’s continued service through such date.

(4)

Represents the sum of (i) $2,486, which is the incremental grant-date fair value of the RSUs granted on November 11, 2021 in lieu of Board and committee retainers earned in the second and third quarters of 2021 and (ii) $114,329, which is the grant-date fair value of the annual RSU grant made to Mr. McDonald on May 14, 2021. Each RSU award vests in full on the 1-year anniversary of the applicable grant date, subject to Mr. McDonald’s continued service through such date. Mr. McDonald’s annual RSU award was pro-rated due to his pre-IPO option holdings.

(5)

Represents the sum of (i) $3,162, which is the incremental grant-date fair value of the RSUs granted on November 11, 2021 in lieu of Board and committee retainers earned in the second and third quarters of 2021 and (ii) $38,094, which is the grant-date fair value of the annual RSU grant made to Ms. Siminoff on May 14, 2021. Each RSU award vests in full on the 1-year anniversary of the applicable grant date, subject to Ms. Siminoff’s continued service through such date. Ms. Siminoff’s annual RSU award was pro-rated due to her pre-IPO option holdings.

The table below shows the aggregate numbers of shares underlying option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2021 by each non-employee director. None of Messrs. Bohn, Murray or Richards hold Company option or stock awards.

Name	Option Awards Outstanding at 2021 Fiscal Year End	Unvested Stock Awards Outstanding at 2021 Fiscal Year End
Don Clarke	—	4,165
Jack McDonald	73,333	3,078
Ellen Siminoff	—	7,695

Non-Employee Director Compensation Program

We maintain a compensation program for our non-employee non-investor-affiliated directors under which each non-employee non-investor-affiliated director receives the following amounts for their service on the Board:

•	an annual cash retainer of $30,000;

•	an additional annual cash retainer of $15,000 for the Chairman of the Board (who is currently ineligible to receive this payment due to his service as our Chief Executive Officer and President);

•

an annual cash retainer of $20,000 for the Chair of the Audit Committee, $10,000 for the Chair of the Compensation Committee, and $8,000 for the Chair of the Nominating and Corporate Governance Committee;

•

an annual cash retainer of $10,000 for each member of the Audit Committee, $5,000 for each member of the Compensation Committee, and $4,000 for each member of the Nominating and Corporate Governance Committee; and

•

an annual equity award with an approximate value of $181,300 in the form of RSUs, which vest in full on the one-year anniversary of the applicable vesting commencement date, subject to the director’s continuous service with us through the applicable vesting date.

Director fees under the program are payable in arrears in four equal quarterly installments, provided that the amount of each payment is prorated for any portion of a quarter that a director is not serving on our Board.    In 2021, all eligible directors elected to receive their annual cash retainers in the form of RSUs; accordingly, all 2021 compensation was paid in the form of RSU awards in lieu of cash.

* * * * *

Compensation Risk Assessment

Following our annual practice of reviewing and setting compensation for all employees, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Although we periodically review all compensation programs, the Compensation Committee focuses on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021, with respect to the shares of the Company’s common stock that may be issued under the Company’s existing compensation plans.

Plan Category	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(6)
Equity compensation plans approved by security holders(1)	7,867,643	(3)	$7.10	(5)	9,640,184
Equity compensation plans not approved by security holders(2)	191,219	(4)	$0		4,120

Totals	8,058,862		$7.10		9,644,304

(1)	Consists of the BigCommerce Holdings, Inc. Amended and Restated 2013 Stock Plan (the “2013 Plan”), the 2020 Plan, and the BigCommerce Holdings, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”).
(2)	Consists of the BigCommerce Holdings, Inc. 2021 Inducement Plan (the “2021 Inducement Plan”).
(3)

Represents the number of underlying shares issuable under outstanding options and RSUs under the 2013 and 2020 Plans. There are 809,849 shares attributable to outstanding RSUs and 5,395,979 shares attributable to outstanding options under the 2013 Plan. There are 1,371,012 shares attributable to outstanding RSUs and 290,803 shares attributable to outstanding options under the 2020 Plan.

(4)	Represents 191,219 shares attributable to outstanding RSUs under the 2021 Inducement Plan.
(5)

Represents weighted average exercise price of options outstanding under the 2013 Plan and the 2020 Plan. RSUs do not have an exercise price and are not included in this calculation. The weighted average exercise price is also determined without considering outstanding rights under the ESPP.

(6)

Represents the total number of shares available for future issuance under our equity compensation plans as of December 31, 2021, which is comprised of 7,703,241 shares under the 2020 Plan, 1,936,943 shares under the ESPP (of which zero were purchased for the offering period that included December 31, 2021), and 4,120 shares under the 2021 Inducement Plan. The number of shares available for issuance under our 2020 Plan increases on the first day of each calendar year of the Company beginning January 1, 2021 and ending on and including January 1, 2031, in an amount equal to the lesser of (i) 5% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board. The number of shares available for issuance under our ESPP increases automatically on January 1 of each calendar year of the Company beginning in 2021 and ending on and including 2031, in an amount equal to the lesser of (i) 1% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board. Although our ESPP includes an annual automatic increase of the number of shares available under the ESPP, since adoption of the plan in 2020, the Board has determined that no additional shares would be added to the share reserve under the ESPP.

Description of 2021 Inducement Award Plan

On July 23, 2021, the Company’s Board of Directors adopted the 2021 Inducement Plan. The 2021 Inducement Plan is a non-stockholder approved stock plan adopted pursuant to the “inducement exception” provided under Nasdaq Listing Rule 5635(c)(4). The 2021 Inducement Plan was adopted in connection with the Company’s acquisition of Feedonomics, LLC (“FDX”) in July 2021, and has been used exclusively to issue RSU awards to certain individuals formerly employed by FDX as an inducement material to such individuals’ commencement of employment with the Company and its subsidiaries. The material terms of the 2021 Inducement Plan are described below.

Administration. The Compensation Committee administers the 2021 Inducement Plan, and has the discretion to interpret and make determinations regarding the Inducement Plan and any awards granted thereunder.

Share Reserve. An aggregate of 195,339 shares of the Company’s Common Stock were initially reserved for issuance under the 2021 Inducement Plan. Only shares of Common Stock that are actually issued pursuant to awards issued under the 2021 Inducement Plan will reduce the shares available for issuance thereunder. Shares used to satisfy any applicable withholding taxes with respect to an award will not again be available for issuance under the 2021 Inducement Plan.

Terms of Awards. The Company may only grant RSU awards under the 2021 Inducement Plan. Such RSU awards may be subject to vesting conditions based on the satisfaction of service requirements, conditions, restrictions or performance criteria, as determined by the Compensation Committee and set forth in an award agreement. Shares of Common Stock underlying the RSU awards will generally be issued immediately upon vesting of the RSU awards or on a future date that complies with Section 409A of the Code, as determined by the Compensation Committee and set forth in an award agreement. Except as provided in an award agreement, in the event of a participant’s termination of service for any reason, all outstanding RSU awards will be immediately forfeited.

A participant will not have voting rights with respect to the shares of Common Stock underlying an RSU award until the award vests and the underlying shares are issued to the participant. Generally, RSU awards granted under the 2021 Inducement Plan are not transferable except by will or the laws of descent and distribution.

The Company may grant tandem dividend equivalent rights on RSU awards, which entitle participants to payments equal to the cash dividends declared on the shares of Common Stock underlying the RSU awards during the period commencing on the grant date of the RSU award and ending on the date on which such RSU award is settled or forfeited. Such dividend equivalent rights will be paid in the form of cash or additional RSUs that are subject to the same terms and conditions as the RSU awards to which they correspond, as determined by the Compensation Committee.

Adjustments; Change in Control. In the event of certain changes in the Common Stock effected without the receipt of consideration by the Company, including through a merger, consolidation, reorganization, stock dividend or certain other changes in the Company’s capital structure, or the payment of a stock dividend or distribution (other than regular, periodic cash dividends) that has a material impact on the value of the Common Stock, proportionate adjustments will be made to the number and kind of shares reserved for issuance under the 2021 Inducement Plan and/or subject to outstanding RSU awards in order to prevent dilution or enlargement of participants’ rights under the 2021 Inducement Plan. In the event of a “change in control” of the Company (as defined in the 2021 Inducement Plan), the Compensation Committee may provide for the RSU awards to (i) accelerate in whole or in part, (ii) be assumed or continued by the acquirer or a parent thereof, or (iii) be canceled in exchange for payment of cash, stock, or other property with a fair market value equal to the consideration to be paid per share of Common Stock in the change in control transaction.

Amendment and Termination. The Board of Directors of the Company may amend or terminate the 2021 Inducement Plan at any time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 18, 2022 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following March 18, 2022 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 72,621,128 shares of Common Stock outstanding as of March 18, 2022. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Class
Named Executive Officers and Directors:
Brent Bellm(2)	2,781,472	3.83%
Lawrence Bohn(3)	1,258,675	1.73%
Donald E. Clarke(4)	152,157	*
John T. McDonald(5)	76,495	*
Steven Murray(6)	507,002	*
Jeff Richards(7)	2,307,711	3.18%
Ellen F. Siminoff(8)	55,020	*
Robert Alvarez(9)	669,008	*
Russell Klein(10)	538,231	*
Brian Dhatt(11)	341,826	*
Robert Kaloustian(12)	6,502	*

All Executives Officers and Directors as a Group (16 persons)	9,057,105	12.47%

Five Percent Stockholders:
The Vanguard Group(14)	5,179,691	7.13%
Artisan Partners LP(15)	4,994,187	6.88%
Wadih Machaalani(16)	4,959,675	6.83%

*	Means less than 1%.
(1)	The addresses of all the officers and directors listed are in the care of BigCommerce Holdings, Inc., 11305 Four Points Drive, Building II, Third Floor, Austin, Texas 78726.
(2)

Includes 496,696 shares indirectly held through Wild Basin, Ltd., 100,389 shares indirectly held through Mt Eden. Ltd., 659,907 shares indirectly held through the Hilary Bellm 2021 Family Trust through its partnership interest in Elkmont Ltd., 659,907 shares indirectly held through the Brent Bellm Spousal Trust through its partnership interest in Elkmont Ltd., 900,000 stock options which were immediately exercisable on the grant date, of which 787,500 options are vested within 60 days of the record date, with an additional 18,286 options vesting within 60 days of the record date.

(3)

Includes 1,200,000 shares indirectly held as managing director of General Catalyst Group V Supplemental, L.P. Beneficial ownership of the reported securities is disclaimed, except to the extent of his pecuniary interest in such securities. Includes 53,781 shares indirectly held in the 2021 Bohn GRAT.

(4)	Includes 77,820 shares indirectly held by his spouse and 68,090 shares indirectly held by Donald E. Clarke Irrevocable Trust.
(5)	Includes 73,333 options immediately exercisable at grant. 73,333 options are vested within 60 days of the record date.

(6)

Includes 499,228 shares indirectly held as the managing member of SB PV GP LLC, which is the general partner of SB PV GP, L.P., the general partner of Softbank Princeville. Beneficial ownership of the reported securities is disclaimed, except to the extent of his pecuniary interest in such securities.

(7)

Includes 2,226,017 shares indirectly held as managing director of GGV Capital V L.L.C. which is the general partner of GGV Capital V L.P., and 81,694 shares indirectly held as managing director of GGV Capital V L.L.C. which is the general partner of GGV Capital V Entrepreneurs Fund L.P. Beneficial ownership of the reported securities is disclaimed, except to the extent of his pecuniary interest in such securities.

(8)	Includes 53,333 shares indirectly held by The D & E Living Trust.
(9)

Includes 225,185 shares indirectly held in the Robert Alvarez Gifting Trust and 196,223 options immediately exercisable at grant, which are all vested and exercisable within 60 days of this record date and have been assigned to Robert Alvarez Gifting Trust; and 273,519 options immediately exercisable at grant of which 240,187 options are vested within 60 days of the record date and 7,413 options vested and exercisable within 60 days of the record date.

(10)

Includes 386,674 options immediately exercisable on the grant date, of which 370,426 are vested within 60 days of the record date; and 7,413 options vested and exercisable within 60 days of the record date.

(11)

Includes 306,692 options immediately exercisable on the grant date, of which 284,751 are vested within 60 days of the record date; and 4,447 options vested and exercisable within 60 days of the record date.

(12)	Includes 6,502 shares subject to options exercisable within 60 days of the record date.
(13)

Pursuant to a Schedule 13G dated December 31, 2021, The Vanguard Group has sole dispositive power with respect to 5,045,771 shares of our common stock, shared dispositive power with respect to 133,920 shares of our common stock and shared voting power with respect to 91,575 shares of our common stock. These shares are deemed to be beneficially owned by The Vanguard Group, Inc. whereby it acts as investment adviser to clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock. The principal business address for The Vanguard Group is 100 Vanguard Blvd V 26, Malvern, Pennsylvania 19355.

(14)

Pursuant to a Schedule 13G dated December 31, 2021, Artisan Partners LP has shared dispositive power with respect to 4,994,187 shares of our common stock and shared voting power with respect to 4,589,803 shares of our common stock. These shares are deemed to be beneficially owned by Artisan Partners LP and have been acquired on behalf of discretionary clients of Artisan Partners LP. Persons other than Artisan Partners LP are entitled to receive all dividends from, and proceeds from the sale of our common stock. The principal business address for Artisan Partners LP is 875 E Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(15)

Pursuant to a Schedule 13G dated December 31, 2020, Wadih Machaalani has sole dispositive power with respect to 4,959,675 shares of our common stock and sole voting power with respect to 4,959,675 shares of our common stock. The principal business address for Mr. Machaalani is 50 Riverview Road, Earlwood NSW 2206, Australia.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2021 were satisfied, except for the following as a result of administrative errors: Mr. Richards filed a late Form 4 on March 12, 2021, with respect to the sale of shares that occurred on March 8 and March 9, 2021; Mr. Aylor filed a late Form 4 on March 22, 2021, to report the acquisition of restricted stock units on March 13, 2021; Mr. Vaillancourt, Mr. Ostryniec, Mr. Mengoli, Mr. Klein, Ms. Eggerton, Mr. Duvall, Mr. Dhatt, Mr. Bellm, and Mr. Alvarez each filed a late Form 4 on March 22, 2021, to report the acquisition of restricted stock units and stock options on March 13, 2021; Ms. Siminoff, Mr. Clarke, and Mr. McDonald each filed a late Form 4 on March 19, 2021, to report the acquisition of restricted stock units on March 16, 2021; and Mr. Mengoli filed a late Form 4 on October 5, 2021, with respect to the exercise of certain options and sales of the underlying shares that occurred on October 1, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2021, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Compensation Discussion and Analysis” section and the transactions described below.

Indemnification agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Policies and procedures for related party transactions

We have adopted a related-party transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” includes our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our outstanding common stock and their immediate family members.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Pursuant to Rule 14a-8 under the Exchange Act and our Bylaws, stockholder proposals that are intended to be presented at our 2023 annual meeting of stockholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than December 2, 2022. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal outside of Rule 14a-8 or a nomination for director that you intend to present at our 2023 annual meeting of stockholders is not later than the close of business on the 90th day (February 16, 2023), nor earlier than the 120th day (January 17, 2023) prior to the anniversary date of the immediately preceding annual meeting.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2023.

Stockholder proposals must be in writing and should be addressed to our Secretary, at our principal executive offices at 11305 Four Points Drive, Building II, Third Floor, Austin, Texas 78726. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our Secretary, 11305 Four Points Drive, Building II, Third Floor, Austin, Texas 78726, or call our Investor Relations at 607-351-7812, and we will promptly send you what you have requested. You can also contact our Secretary or Investor Relations if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON MARCH 1, 2022, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO MR. JEFF MENGOLI, SECRETARY, BIGCOMMERCE HOLDINGS, INC., 11305 FOUR POINTS DRIVE, BUILDING II, THIRD FLOOR, AUSTIN, TEXAS 78726. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.

BIGCOMMERCE HOLDINGS, INC. 11305 FOUR POINTS DRIVE BUILDING 2, 3RD FLOOR AUSTIN, TX 78726
SCAN TO
VIEW MATERIALS & VOTE
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 16, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/BIGC2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2022. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
For Withhold For All All All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees
01) Steven Murray 02) John T. McDonald
The Board of Directors recommends you vote FOR the following proposal:
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for    2022.
For Against Abstain
The Board of Directors recommends you vote 1 YEAR on the following proposal:
3. Non-binding advisory vote on the frequency of future advisory votes on the compensation paid to our named    executive officers.
1 year 2 years 3 years Abstain
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com
BIGCOMMERCE HOLDINGS, INC. Annual Meeting of Shareholders May 17, 2022 8:00 AM Central Time This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) Brent Bellm, Chief Executive Officer, and Jeff Mengoli, Chief Legal Officer and Secretary, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BIGCOMMERCE HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM Central Time on May 17, 2022, virtually at www.virtualshareholdermeeting.com/BIGC2022, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side
0000551180_2
R1.0.0.24